EXHIBIT 10.33

DISTRIBUTOR AGREEMENT

This Agreement is entered into to be effective as of October 26, 2016 by and between Vilex in Tennessee, Inc. (DBA: Vilex, Inc.)  located at 111 Moffitt Street, McMinnville, TN 37110 USA (“Company”) and CPM Medical Consultants, LLC, a Texas Limited Liability Company, located at 1565 N. Central Expressway, Suite 200, Richardson, TX 75080 (“Distributor”).

RECITALS:

A.The Company and Distributor desire to establish a relationship in which the Company will sell and Distributor will purchase and resell the Company’s products specified herein to customers located within the territory specified herein.

B.The Company and Distributor seek to assure a thorough understanding of the obligations assumed by each.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Non Exclusive Distributor.

a.Appointment as Distributor. Subject to the terms and conditions of this Agreement, the Company hereby grants Distributor the non-exclusive right to purchase the products listed on Exhibit A attached hereto, as may be amended from time to time by written agreement of the parties to add additional products (the “Products”) for resale to customers located in the geographical territory described on Exhibit B attached hereto (the “Territory”) for use within the field of orthopedic / foot and ankle/ podiatric (the “Field”). The Company shall have the right to discontinue any of the Products, to make Product improvements and to materially change the design of the Products. The Company agrees to provide Distributor with reasonable advance notice of sixty (60) days of such discontinuances, improvements or changes in design.

b.Exclusiveness. The parties agree that the “surgeon exclusive” nature of the foregoing appointment prohibits the Company from itself selling the Products in the EXCLUSIVE Territory for use within the Field and from granting any third party the right to sell the Products in the EXCLUSIVE Territory for use within the Field. Expansion of additional and EXCLUSIVE territory is based upon mutual discussion and agreement.

c.Non-Exclusiveness. In the State of Texas and the entire USA there are non-exclusive areas where the company may sell product through itself or other third party entities. Notification by the Distributor to the Company will be provided prior to such selling arrangements being put in place.

d.Sales Outside Distributor’s Assigned Territory. Distributor agrees not to market, promote, sell or deliver, directly or indirectly, any of the Products outside of the Territory without consent from the Company.

2.Purchase of Products.

a.Placement of Orders. Distributor shall order the Products by delivering a written purchase order to the Company by mail, email or fax. Orders shall be binding upon the Company only upon its written acceptance or upon shipment of the Products.

b.Terms and Conditions. This Agreement sets forth the contract terms between the parties and shall apply to all orders for the Products. The Company rejects any terms in any order forms submitted by Distributor or other Distributor documents which are different from or additional to the provisions hereof and no such terms shall be binding upon the Company notwithstanding the Company’s acceptance and shipment of Products ordered in Distributor’s orders containing such terms.

3.Prices and Payment.

a.Prices. The prices for the Products payable by Distributor to the Company shall be the Company’s stocking distributor wholesale prices that are in effect at the time Distributor submits its order to the Company. The current stocking distributor price list of the Products is attached as Exhibit C to this Agreement.

b.Taxes: Shipping Costs. All prices are quoted F.O.B. the Company’s McMinnville TN facility. Distributor shall pay any and all taxes, fees, duties or other governmental charges and for any and all shipment and shipping insurance costs.

c.Payment. Distributor shall make all payments in U.S. dollars to the Company’s Vilex, Inc., 111 Moffitt Street, McMinnville, TN 37110 facility by the sixtieth (60th) day after the date of the Company’s invoice.

d.Late Payment Fee/Collection Costs. Any amounts not paid by Distributor when due will be subject to a late payment fee computed daily at a rate equal one percent (1.0%) per month or at the highest rate permitted under applicable usury law, whichever is lower, In addition, Distributor shall be liable to the Company for all costs incurred by the Company in its collection of any amounts owing by Distributor which are not paid when due, including reasonable attorneys’ fees and expenses, regardless whether an actual lawsuit is commenced.

4.Delivery. Shipment and Inspecting.

a.Delivery and Shipment. The Company shall deliver the Products to the carrier specified by Distributor in its purchase order at dock of the Company’s Texas facility.

b.Inspection. Distributor shall inspect all Products immediately after arrival and shall notify the Company in writing within ten (10) days after receipt of any shortages, nonconformance with the purchase order or any other failure under this Agreement. Any shortages, or other failures under this Agreement not reported within such ten (10) Day period shall be forever waived by Distributor.

c.Delivery Dates. All delivery dates for the Products are best estimates based upon prevailing conditions when given and the Company shall not be in breach of this Agreement or otherwise liable to Distributor if it fails to meet any delivery dates.

d.Force Majeure. The Company shall not be liable to Distributor for any delay or failure of delivery or other performance caused in whole or in part by any contingency beyond the Company’s reasonable control, including without limitation, acts of God, acts of any government or any agency or subdivision thereof, any acts of terrorism, or shortage or inability to secure labor, fuel, energy, raw materials, supplies or machinery at reasonable prices from regular Sources. The Company shall have the right to allocate Products between its various distributors and customers during a period of shortages without incurring any liability whatsoever to Distributor for those products supplied by Company on consignment basis. All products having been sold to Distributor and paid for by Distributor shall be void of the aforementioned shortage allocation plan.

5.Product Expiration Guarantee. Company agrees to sell to Distributor only product with a minimum of 3-year term to expiration. If product expiration is less than 3 years at the time of sale by Company to Distributor, Distributor has the right to exchange product at no cost or liability within 1 year of the initial acquisition.

a.Resterilization of any metal implant will be charged to Distributor at the Company’s cost to do such.

6.Company’s Duties. The Company agrees to perform the following duties at its own expense:

a.Product Literature. The Company shall furnish Distributor reasonable quantities of sales literature and other sales material developed by the Company for use in the sale and promotion of the Products. The Company reserves the right to charge a reasonable purchase price on specific sales material and excessive quantities of sales materials, as determined by the Company from time to time,

b.Product Information Seminars. The Company shall provide, from time to time, seminars in the proper application and use of the Products for Distributor and its employees or Agents. The parties shall mutually agree upon the location of such seminars. The cost of conducting such seminars shall be paid for by the Company and all other costs associated therewith, including travel, food and lodging expenses, shall be paid by Distributor.

c.Limited Warranty.

(i)Limited Warranty. The Company warrants to Distributor that the Products will be free from defects in materials and workmanship at the time of shipment of the Products to Distributor (the “Limited Warranty”). The Company’s SOLE OBLIGATION and Distributor’s SOLE REMEDY in the event of a defect covered by this warranty will be, at Company’s option, to (a) replace the defective Product, or (b) refund to Distributor the purchase price paid by Distributor for such defective Product.

(ii)Warranty Procedure. In order to recover under this Limited Warranty, Distributor must contact the Company and receive written authorization for return of any Product it alleges is defective. Distributor must return the alleged defective Product in accordance with the Company’s RMA procedures. If the Company determines that the Product is defect and elects to replace the defective Product, all freight and insurance costs for shipping the replacement Product shall be paid by the Company. ANY UNAUTHORIZED SHIPMENT OR SHIPMENT CONTRARY TO COMPANY’S INSTRUCTIONS WILL VOID THIS LIMITED WARRANTY. The Company will solely determine final disposition of any warranty claim.

(iii)Limited Warranty Exclusions. THIS LIMITED WARRANTY DOES NOT COVER ANY LOSS CAUSED BY CARELESS HANDLING OF THE PRODUCT. THIS LIMITED WARRANTY ALSO SHALL NOT APPLY TO ANY PRODUCT WHICH HAS BEEN DAMAGED IN TRANSIT, ABUSED, ALTERED, MODIFIED, USED IN A MANNER NOT ORIGINALLY INTENDED, OR USED IN A MANNER NOT CONSISTENT WITH THE PRODUCT INSTRUCTIONS.

(iv)Disclaimers. THE LIMITED WARRANTY SET FORTH ABOVE IS IN LIEU OF ALL WARRANTIES EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, AND WARRANTIES ARISING FROM COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE.

(v)Limited. Remedies. THE REMEDIES SET FORTH IN THIS LIMITED WARRANTY ARE THE ONLY REMEDIES AVAILABLE TO DISTRIBUTOR OR ANY PERSON CLAIMING THROUGH DISTRIBUTOR FOR BREACH OF WARRANTY. COMPANY SHALL NOT HAVE ANY LIABILITY TO ANY PERSON FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES OF ANY DESCRIPTION, WHETHER ARISING OUT OF WARRANTY (INCLUDING ANY IMPLIED WARRANTIES) OR ANY OTHER CONTRACT, NEGLIGENCE OR OTHER TORT OR OTHERWISE.

d.Insurance. The Company shall maintain products liability insurance coverage with respect to design, development and manufacture of the Products in amounts no less than Four Million Dollars ($4,000,000.) per incident, and shall furnish Distributor with written evidence of such coverage upon request.

7.Distributor’s Duties. Distributor agrees to perform reasonable best efforts in the following duties at its own expense:

a.Promotion of Products. Distributor agrees to devote its best efforts to promote the sale of and stimulate interest in the Products in the Territory. Without limiting the generality of the foregoing, Distributor shall investigate and follow-up on any and all inquiries from potential customers within the Territory, however generated, and shall promptly handle all correspondence and personal contacts as required with such potential customers in pursuing such leads. Distributor will be expected to exhibit at trade shows, train surgeon customers in the use of the Products.

b.Personnel. Distributor will hire and maintain personnel with sufficient technical expertise and knowledge of the Products to train customers in the use of the Products. Distributor shall be solely responsible for hiring, training, compensation, termination and all other matters relating to any persons, companies or corporations employed by Distributor for any reason whatsoever.

c.Inventory. Distributor will at all times maintain an inventory of the Products sufficient to meet reasonably anticipated orders in the Territory.

d.Altering Company’s Products, Instruments, Literature or Packaging.  Distributor agrees not to alter, in any way, the Company’s Products, the Product packaging or labeling or Product literature without the express, prior written approval of the Company. All promotional or marketing literature or documentation relating to the Products prepared by Distributor shall be subject to the prior written approval of the Company and may not be used without such approval having first been obtained.

e.Reports. Distributor agrees to submit to the Company all reports reasonably requested by the Company, including, without limitation, inventory reports, which will reflect beginning and ending inventory levels of all Products.

f.Product Warranties. Distributor shall not make any warranty or representation as to the Products or promise any remedies or return policies relating thereto which is different from or in addition to the warranties, representations, remedies and return policies contained in the Company’s Written Product literature, Product packaging inserts and/or online policies, as amended from time to time by the Company.

g.Permits and Licenses. Distributor shall obtain all necessary governmental and other permits and licenses which may be required for Distributor to promote and sell the Products in the Territory

h.Laws and Regulations. Distributor shall conform to all applicable laws and regulations and to the highest business ethics in performing its obligations in accordance with the terms of this Agreement.

i.Incident Report. Distributor shall advise the Company of any incident of which Distributor becomes aware that involves or may involve the malfunction of the Product. Notice shall be as soon as possible and in no event later than 24 hours from the date upon which Distributor becomes aware of such incident.

j.Customer Complaints and Service Requirements. Distributor shall use its reasonable and best efforts to resolve all customer complaints relating to the quality of services provided by Distributor in conjunction with the Products in a manner consistent with the Company’s commitment for exceptional customer service. Distributor agrees to report to the Company any customer complaints.

k.Product Tracking. Distributor shall maintain a system in place to track each Product. Such system will, at a minimum, be able to identify a Product to its final destination and shall have recall procedures in place, which facilitate locating each Product, shipped in the event customer notifications or product modifications are required. Such reports shall include at least the following:

(i)Customer name and purchase order number

(ii)Address where products were delivered

(iii)Date of sale

(iv)Lot or serial number (if applicable)

(v)Company product number

(vi)Quantities sold

l.Recall. If Company, any governmental agency or other proper authority issues a product recall of any of the Products, Distributor agrees to fully cooperate with Company (i) in promptly contacting any purchasers which Company desires to be contacted during the course of any such recall, (ii) in promptly communicating to such purchasers such information or instructions as Company may desire be transmitted to such purchasers, (iii) in obtaining the removal of all such recalled Products from Distributor’s inventory and the inventory of its customers and (iv) in disposing of such recalled Product as Company so directs. Company agrees to reimburse Distributor for all direct out-of-pocket costs and expenses actually incurred by Distributor as a result of securing the removal of and disposing of such recalled Products as requested by Company.

m.Insurance. Distributor shall carry general liability, products liability and property damage insurance covering all hazards, injuries, losses or damages caused by or arising out of the possession or sale of the Products by Distributor in such amounts and with such reputable insurance companies as the Company shall reasonably approve. Distributor shall provide the Company with insurance certificates evidencing its insurance coverage.

8.Trademarks. Patents and Use of Name. Distributor acknowledges that it has no right, title or interest in any of the Products, nor in any patents, patent applications, trade secrets, trademarks, trade names, service marks, knowhow or copyrights applicable thereto. Distributor recognizes the Company’s exclusive ownership and right, title and interest in and to all of the Company’s trademarks and trade names (whether or not registered in the Territory) used in connection with the Products. Distributor acknowledges that the Company is not by this Agreement granting any right or license whatsoever, by implication, estoppel or otherwise, to Distributor to utilize any patents, patent applications, trade secrets, trademarks, trade names, service marks, knowhow or copyrights which the Company may have or may secure in the future relating to any of the Products. Distributor agrees not to use the Company’s name, any other similar name or any other trademark of the Company except in advertising, pamphlets, letterhead or other media promotion of the Products, which is approved in writing by the Company prior to its use or dissemination. Distributor may not use the Company s name or any of the Company’s trademarks in its corporate or business name, or in any other manner, which the Company deems adverse to its interests.

9.Confidential Information.

a.Definition. “Confidential Information” means any information or compilation of information which is proprietary to the Company and which relates to its existing or reasonably foreseeable business, including, but not limited to, trade secrets and information contained in or relating to product designs, manufacturing methods, processes, techniques, tooling, sales techniques, marketing plans or proposals, existing or potential customer lists and all other customer information. Information shall be treated as Confidential Information irrespective of its source and all information, which the Company identifies as being “confidential” or “trade secret” shall be presumed to be Confidential Information. Confidential Information shall not include information which: (i) was in the public domain at the time it was disclosed; (ii) enters the public domain other than by breach of this Agreement; (iii) is known to the receiving party at the time of its disclosure; (iv) is disclosed to the receiving party without restriction by a third party who has the right to do so; or (v) is developed by the receiving party independently of any information disclosed hereunder.

b.Nondisclosure. During the term of this Agreement and at all times thereafter, Distributor agrees to hold in strictest confidence and to never disclose, furnish, communicate, make accessible to any person or use in any way for Distributor’s own or another’s benefit any Confidential Information or permit the same to be used in competition with the Company. Distributor agrees to refrain from such acts and omissions, which would reduce the value of the Confidential Information to the Company.

10.Independent Contractor.

a.Relationship. Distributor is and shall remain an independent contractor and is not and shall not be deemed to be an employee, joint venture, partner or franchisee of the Company for any purpose whatsoever. Accordingly, Distributor shall be exclusively responsible for the manner in which it performs its duties under this Agreement and for the profitability or lack thereof of its activities under this Agreement. All financial obligations associated with Distributor’s business is the sole responsibility of Distributor. Distributor does not have, and shall not represent itself as having, any right or authority to obligate or bind the Company in any manner whatsoever.

b.Employee Obligations. Distributor shall be solely responsible to its own employees for any compensation due them and for compliance with all applicable laws with respect to workmen’s compensation, withholding taxes, unemployment compensation, social security payments, and any other charges against compensation imposed by any governmental authority as to Distributor’s own employees.

11.Indemnification. Distributor and Company shall indemnify each other and hold each other harmless from any and all loss, damage, liability, cost or expense (including reasonable attorneys’ fees and expenses) which either may incur or suffer as a result of any claim of any kind whatsoever arising out of: (a) any act or omission by Distributor or any of its agents or employees which violates this Agreement; (b) any claim for breach of representation based upon any representation given or purportedly given by Distributor, its agents or employees which is different from or in addition to written representations contained in the Company’s Product literature, as amended from time to time; (c) any third party claim for personal injury, damage, economic loss or other damage, caused by or arising out of the use of the Products proximately caused by or resulting from the negligence of Distributor, its agents or employees; (d) any claim or demand arising from the employment or engagement by Distributor of any person or entity and (e) the failure of

Distributor to pay amounts in respect of taxes which the Distributor is required to pay under this Agreement or in relation to the resale of the Products.

12.Term. This Agreement shall remain in force for a period of three (3) years commencing on the Effective Date, unless sooner terminated under the provisions of Section 13 below. This Agreement may only be renewed after the expiration of its original term by the mutual written agreement of both parties hereto.

13.Termination. This Agreement may be terminated prior to the expiration of its term pursuant to any of the following provisions:

a.Breach of Agreement. Either party may terminate this Agreement by delivery of written notice to the other party ifthe other party breaches any ofthe terms and conditions of this Agreement; provided, however, if the breach is curable such notice shall not be effective unless and until such breach remains uncured for a period of thirty (30) days after delivery of such notice.

b.Insolvency. Either party may terminate this Agreement effective immediately upon delivery of written notice to the other party, if the other party (i) ceases to actively conduct its business, (ii) files a voluntary petition for bankruptcy or has filed against it an involuntary petition for bankruptcy, (iii) becomes unable to pay its debts as they become due, (iv) makes a general assignment for the benefit of its creditors or (v) applies for the appointment of a receiver or trustee for substantially all of its property or assets or permits the appointment of any such receiver or trustee who is not discharged within thirty (30) days of such appointment.

c.Assignment. This Agreement is not assignable without the prior written consent of Company. Company may terminate this Agreement at its sole discretion effective immediately upon notice of termination if there are any material changes in the general management, ownership, or control of the Representative.

14.Obligations Upon Termination. Following expiration or termination of this Agreement for any reason, the following provisions shall apply:

a.Return of Samples and Confidential Information. Distributor shall within ten (10) days after request by the Company, return to the Company all sample Products and copies of Product literature and materials and all documents or copies thereof containing any Confidential Information of the Company.

b.Payment Obligations.  Distributor shall promptly pay when due any amounts owing to the Company on orders of the Products accepted by the Company prior to the effective date of expiration or termination.

c.Repurchase of Product Inventory. The Company shall have the option, exercisable in its sole discretion, to repurchase from Distributor (or arrange to have a distributor of the Company purchase from Distributor) any current, non-damaged Product inventory with preemption date of at least 6 months. Current, non-damaged products with a preemption date of less than one year but more than six months may be purchased back. The Company shall pay to Distributor the price, which is equal to the lesser of (1) the Distributor’s original purchase price or (2) a price, which reflect the condition and marketability of the Products. If the Company chooses to repurchase (or have its other distributor repurchase) the Distributor’s product inventory, (i) Distributor shall cease further marketing and distribution of the Products, except to fulfill sales for which it was contractually committed prior to the expiration or termination of this Agreement and (ii) Distributor shall discontinue any and all use of any of the Company’s logos, trademarks and trade names and any of the Company’s Confidential Information.

d.Sale of Non-Purchased Inventory. Distributor shall have the right to sell any Products in its inventory which are not repurchased by the Company (or its designated distributor) as provided in subparagraph c above, for a period of one hundred twenty (120) days after the effective date of expiration or termination of this Agreement.

e.Continued Sales By Company. The sale of Products to Distributor by the Company after expiration or termination of this Agreement shall in no manner constitute or be deemed a renewal or extension of this Agreement nor the appointment, retention or reappointment of Distributor as a distributor of Products in the Territory or elsewhere.

f.Continuing Obligations. The rights and obligations of parties under Sections 9 — Confidential Information, 11 -Indemnification, 13 —Obligations Upon Termination and 15 — General Provisions herein shall survive the expiration and termination of this Agreement and shall continue in full force arid effect,

g.That during the term of this Agreement (including any renewal term) and for one year thereafter, Representative agrees not to (i) engage in any act to solicit any supplier of Company or any established Authorized Company representative or agent of the Products, to cease or reduce doing business with Company; or (ii) engage in any act to interfere with the contractual relationship between Company and any such supplier of Company or any established Authorized Vilex representative or agent of the Products.

15.General Provisions.

a.Notices. Any notice required or permitted to be given under this Agreement shall be deemed delivered (i) when received if delivered by hand, (ii) the next business day if placed with a reputable express carrier for delivery during the morning of the following business day, or (iii) three (3) days after depositing in the U.S. mails for delivery by registered or certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the address set forth on the first page of this Agreement. If either party should change its address for notice purposes, such party shall give written notice of the other party of the new address in the manner set forth above, but any such notice shall not be effective until actually received by the addressee.

b.Modification and Waiver. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a writing signed by both parties (in the case of amendments and modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

c.Assignment. Distributor or Company shall not assign, transfer or sell all or any part of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of any successor or assignee.

d.Severability and Interpretation. In the event that a court of competent jurisdiction holds a provision of this Agreement invalid, the remaining provisions shall nonetheless be enforced in accordance with their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

e.LIMITATION OF REMEDY. THE COMPANY SHALL HAVE NO LIABILITY TO DISTRIBUTOR OR ANY OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY DESCRIPTION, WHETHER ARISING OUT OF WARRANTY OR OTHER CONTRACT, NEGLIGENCE OR OTHER TORT, OR OTHERWISE.

f.Controlling Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Tennessee, without application of its conflict of law’s provisions.

g.Entire Agreement. This Agreement, together with the Exhibits, constitutes the entire Agreement between the parties and supersedes any and all prior and contemporaneous oral or written understandings between the parties relating to the subject matter hereof.

The parties have executed this Agreement in the manner appropriate to each to be effective the day and year entered on the first page hereof.

VILEX IN TENNESEE, INC. Sylvia Southard, President (“Company”)	CPM MEDICAL CONSULTANTS, LLC Chris Reeg, Vice President (“Distributor”)

Fxhibits

A.Products

B.Territory

C.Prices

EXHIBIT A

Products

Full Product Listing attached

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EXHIBIT A: Product Listing 20161027

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Item	Description
PS20-11T	Screw, Plate Solid Non-Lkng 2.0x11mm_Ti Gold
PS20-12T	Screw, Plate Solid Non-Lkng 2.0x12mm_Ti Gold
PS20-13T	Screw, Plate Solid Non-Lkng 2.0x13mm_Ti Gold
PS20-14T	Screw, Plate Solid Non-Lkng 2.0x14mm_Ti Gold
PS20-15T	Screw, Plate Solid Non-Lkng 2.0x15mm_Ti Gold
PS20-16T	Screw, Plate Solid Non-Lkng 2.0x16mm_Ti Gold
PS20-17T	Screw, Plate Solid Non-Lkng 2.0x17mm_Ti Gold
PS20-18T	Screw, Plate Solid Non-Lkng 2.0x18mm_Ti Gold
PS20-20T	Screw, Plate Solid Non-Lkng 2.0x20mm_Ti Gold
PS20-22T	Screw, Plate Solid Non-Lkng 2.0x22mm_Ti Gold
PS20-24T	Screw, Plate Solid Non-Lkng 2.0x24mm_Ti Gold
PS20-26T	Screw, Plate Solid Non-Lkng 2.0x26mm_Ti Gold
PS20-28T	Screw, Plate Solid Non-Lkng 2.0x28mm_Ti Gold
PS20-30T	Screw, Plate Solid Non-Lkng 2.0x30mm_Ti Gold
PS25-10T	Screw, Plate Solid Non-Lkng 2.5x10mm_Ti L.Blue
PS25-12T	Screw, Plate Solid Non-Lkng 2.5x12mm_Ti L.Blue
PS25-14T	Screw, Plate Solid Non-Lkng 2.5x14mm_Ti L.Blue
PS25-16T	Screw, Plate Solid Non-Lkng 2.5x16mm_Ti L.Blue
PS25-18T	Screw, Plate Solid Non-Lkng 2.5x18mm_Ti L.Blue
PS25-20T	Screw, Plate Solid Non-Lkng 2.5x20mm_Ti L.Blue
PS25-22T	Screw, Plate Solid Non-Lkng 2.5x22mm_Ti L.Blue
PS25-24T	Screw, Plate Solid Non-Lkng 2.5x24mm_Ti L.Blue
PS25-26T	Screw, Plate Solid Non-Lkng 2.5x26mm_Ti L.Blue
PS25-28T	Screw, Plate Solid Non-Lkng 2.5x28mm_Ti L.Blue
PS25-30T	Screw, Plate Solid Non-Lkng 2.5x30mm_Ti L.Blue
PS30-10T	Screw, Plate Solid Non-Lkng 3.0x10mm_Ti Gold
PS30-12T	Screw, Plate Solid Non-Lkng 3.0x12mm_Ti Gold
PS30-14T	Screw, Plate Solid Non-Lkng 3.0x14mm_Ti Gold
PS30-16T	Screw, Plate Solid Non-Lkng 3.0x16mm_Ti Gold
PS30-18T	Screw, Plate Solid Non-Lkng 3.0x18mm_Ti Gold
PS30-20T	Screw, Plate Solid Non-Lkng 3.0x20mm_Ti Gold
PS30-22T	Screw, Plate Solid Non-Lkng 3.0x22mm_Ti Gold
PS30-24T	Screw, Plate Solid Non-Lkng 3.0x24mm_Ti Gold
PS30-26T	Screw, Plate Solid Non-Lkng 3.0x26mm_Ti Gold
PS30-28T	Screw, Plate Solid Non-Lkng 3.0x28mm_Ti Gold
PS30-30T	Screw, Plate Solid Non-Lkng 3.0x30mm_Ti Gold
PS35-10T	Screw, Plate Solid Non-Lkng 3.5x10mm_Ti Bronze
PS35-12T	Screw, Plate Solid Non-Lkng 3.5x12mm_Ti Bronze
PS35-14T	Screw, Plate Solid Non-Lkng 3.5x14mm_Ti Bronze
PS35-16T	Screw, Plate Solid Non-Lkng 3.5x16mm_Ti Bronze
PS35-18T	Screw, Plate Solid Non-Lkng 3.5x18mm_Ti Bronze
PS35-20T	Screw, Plate Solid Non-Lkng 3.5x20mm_Ti Bronze
PS35-22T	Screw, Plate Solid Non-Lkng 3.5x22mm_Ti Bronze
PS35-24T	Screw, Plate Solid Non-Lkng 3.5x24mm_Ti Bronze
PS35-26T	Screw, Plate Solid Non-Lkng 3.5x26mm_Ti Bronze

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9:28 AM 10/27/16	Vilex, Inc. Item Listing October 27, 2016

9:28 AM 10/27/16	Vilex, Inc. Item Listing October 27, 2016

9:28 AM 10/27/16	Vilex, Inc. Item Listing October 27, 2016

9:28 AM 10/27/16	Vilex, Inc. Item Listing October 27, 2016

9:28 AM 10/27/16	Vilex, Inc. Item Listing October 27, 2016

9:28 AM 10/27/16	Vilex, Inc. Item Listing October 27, 2016

9:28 AM 10/27/16	Vilex, Inc. Item Listing October 27, 2016

9:28 AM 10/27/16	Vilex, Inc. Item Listing October 27, 2016

EXHIBIT B

Doctor Listing

10/27/16

PENDING

EXHIBIT B

Updated 11/2/16; Conference Call

First Name	Last Name	City	State
Richard	Adams	Granbury/DFW Metro	TX
Gregory	Amelung	Southlake/DFW Metro	TX
Tracy	Basso	Davis	CA
Randall	Beckman	Houston	TX
Dharmesh	Bhakta	Mansfield/DFW Metro	TX
Eric	Blanson	Houston	TX
Casey	Bowles	Seattle	WA
Peter	Bregman	Las Vegas	NV
Damien	Dauphinee	Denton//DFW Metro	TX
Sarang	Desai	Plano/DFW Metro	TX
Ashley	Diamond	lrving/DFW Metro	TX
Keyvan	Ganz	Mansfield/DFW Metro	TX
Terry	Hess	Seattle	WA
Ronica	Holcombe	lrving/DFW Metro	TX
Carl	Jay	Denton//DFW Metro	TX
Tyler	Kelly	Jasper	IN
Scott	King	Ottumwa	IA
Gerald	Kuwada	Seattle	WA
Brady	Mallory	Southlake/DFW Metro	TX
Paul	Marciano	Southlake/DFW Metro	TX
Raha	Mobarak	Mesquite/DFW Metro	TX
Reza	Mobarak	Plano/DFW Metro	TX
Bryan	Molen	Mansfield/DFW Metro	TX
Michael	Nunamaker	Jasper	IN
Phillip	Parr	Southlake/DFW Metro	TX
Sandeep	Patel	Houston	TX
Collin	Pehde	Houston	TX
Nesha	Presla	Houston	TX
Andrew	Rader	Jasper	IN
Sean	Reyhani	Houston	TX
Larissa	Rolim	Southlake/DFW Metro	TX
James	Wang	Los Angeles	CA

EXIIIBIT C

Pricing

CURRENT Quotes Attached

Other items will be based on

Quote requests

VILEX

Quotation

10/26/2016
Page 2 of 2

Note 1: SL6 template accomodates 2.0,2.5,3.0 and 3.5mm screws; other templates will be needed for 4.0-4.5 or 6.5. 2.0-4.5 will fit into the same tray with different templates.
Note 2: SL10 template accomodated "F" Screws (Dual thread/headless) 2.0, 3.0, 4.0 or SL14 includes 2.5
Note 3: We also have 6.5 and 7.2 titanium lag and 5.0, 6.5 and 8.0 titanium headless

K100-09S	Guide wire 0.9mm	$25.00	$5.00	$10.00
K100-11S	Guide wire 1.1mm	$36.00	$5.00	$10.00
K100-16S	Guide wire 1.6mm	$41.00	$7.50	$12.50
K250-20S	Guide wire 2.0mm (Other options available for 6.5)	$67.00	$20.00	$35.00
Z402-100-17	Cannulated Drill 1.7mm	$232.00	$85.00	$125.00
Z402-100-22	Cannulated Drill 2.2mm	$243.00	$85.00	$125.00
Z402-100-27	Cannulated Drill 2.7mm	$258.00	$85.00	$125.00

Prices are in effect for 30 days.

Quote respectfully submitted by,

Sylvia Southard

Sylvia Southard, President, Vilex, Inc.